Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 13% Revenue Growth in Third Quarter 2018

PITTSBURGH, PA – October 31, 2018 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights:

•	Revenues increased 13% to a total of $44.3 million, compared to revenues of $39.2 million in the 2017 third quarter

•	The Company’s data and analytics services segment, acquired on July 13, 2017, contributed $5.8 million of revenues during the quarter with gross margins of 44.5%

•

Organic revenues in the Company’s IT staffing services segment increased by 10% compared to the third quarter of 2017. The number of billable consultants at September 30, 2018 in this segment totaled 1,089, an increase of 11 consultants during the quarter

•	GAAP diluted earnings per share were $0.14 versus a $0.01 loss in the 2017 third quarter

•	Non-GAAP diluted earnings per share were $0.20 versus $0.13 in the 2017 third quarter

•	All earnings per share numbers have been adjusted for the Company’s 2-for-1 stock split announced in July 2018

Third Quarter Results:

Revenues for the third quarter of 2018 totaled $44.3 million, compared to $39.2 million during the corresponding quarter last year. Gross profit in the third quarter of 2018 was $10.7 million, compared to $8.8 million in the third quarter of 2017. GAAP net income for the third quarter of 2018 totaled $1.6 million or $0.14 per diluted share, compared to a loss of ($136,000) or ($0.01) per diluted share during the same period last year. Non-GAAP net income for the third quarter of 2018 was $2.2 million or $0.20 per diluted share, compared to $1.4 million or $0.13 per diluted share in the third quarter of 2017.

Activity levels remained healthy in our data and analytics business segment and we continue to secure new assignments. However, revenue growth was impacted again in the third quarter due to the inherent lumpiness in this project-based business, as several project start dates were pushed out into the fourth quarter. Demand for the Company’s IT staffing services also remained strong during the third quarter, and our billable consultant-base expanded by 11 consultants, despite a material increase in project ends. Additionally, gross margins in the IT staffing services segment increased by 110 basis points in the 2018 third quarter, when compared to the same period last year.

“I am pleased with Mastech Digital’s performance in the third quarter of 2018,” said Vivek Gupta, President and CEO, Mastech Digital. “Our overall revenue and gross profit grew by 13% and 22%, respectively, as compared to the third quarter of 2017. The revenue from our Data and Analytics segment was impacted during the third quarter due to several project starts getting pushed out into the fourth quarter, but gross margins have shown a nice improvement over those in the second quarter of 2018. Productivity in our IT Staffing segment continues to remain very high and the revenues were almost flat sequentially despite high seasonal vacations by billable consultants.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At September 30, 2018, we had bank debt, net of cash balances on hand, of approximately $40 million and $6.5 million of borrowing capacity available to us under our revolving credit line. Our cash flows and debt levels have been impacted by temporary inefficiencies related to the implementation of our new Cloud based ERP platform during third quarter of 2018. We are hopeful to return to normal functionalities related to our sales-to-cash conversion processes by year end. ”

Mastech Digital will host a conference call at 9:00 A.M. ET on October 31, 2018 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastechdigital.com. Simply click on the Investors section and follow the links to the live webcast. The webcast will remain available for replay through November 7, 2018.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics services; other digital transformation services that include Salesforce.com, SAP HANA, and Digital Learning services; and IT staffing services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada and India. For more information, visit www.mastechdigital.com.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Acquisition-related transaction expenses: We incurred significant expenses in connection with our acquisition of InfoTrellis, Inc. which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. In the 2018 period, we recorded a reduction in acquisition-related transaction expense due to a revised estimate of investment banking fees associated with contingent consideration payments. We believe that providing non-GAAP financial measures that exclude these expenses / credits allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Revaluation of contingent consideration liability: In connection with the InfoTrellis acquisition, the Company may be required to pay future consideration that is contingent upon the achievement of specific earnings before interest and tax objectives (“EBIT”). As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of such contingent consideration that was expected to be paid. In the second quarter of 2018, this contingent consideration liability was reduced by $9.1 million after the Company determined that relevant conditions for payment of such liability were unlikely to be fully satisfied. While it is probable that adjustments to the contingent consideration liability will occur in the future, we believe that providing non-GAAP financial measures that exclude this reduction to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Goodwill impairment: The Company accounts for acquisitions in accordance with guidance found in ASC 805, Business Combinations. Accordingly, excess purchase price over the fair value of net tangible assets and identifiable intangible assets are recorded as goodwill. Goodwill is not amortized but is tested for impairment at least on an annual basis. If impairment is indicated, a write-down to fair value is recorded based on the excess of the carrying value of the asset over its fair market value. As a result of the reduction to contingent consideration liability related to the InfoTrellis acquisition, we performed a quantitative impairment test on June 30, 2018. Based on the results of this testing, the Company recorded a $7.7 million impairment associated with the carrying value of goodwill related to the InfoTrellis acquisition. While it is possible that goodwill impairment could occur in the future, we believe that providing non-GAAP financial measures that exclude impairment expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of the services division of InfoTrellis, Inc. and the PNC credit facility and the expected performance of Mastech Digital following completion of these transactions. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2017.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,188	$2,478
Accounts receivable, net	38,173	30,662
Prepaid and other current assets	1,609	1,533

Total current assets	41,970	34,673
Equipment, enterprise software and leasehold improvements, net	2,141	1,899
Deferred income taxes	—	468
Non-current deposits	519	255
Goodwill	28,106	35,844
Intangible assets, net	23,410	25,465

Total assets	$96,146	$98,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,575	$4,003
Accounts payable	2,724	5,028
Accrued payroll and related costs	8,050	8,969
Other accrued liabilities	1,738	2,109

Total current liabilities	17,087	20,109

Long-term liabilities:
Long-term debt, less current portion, net	37,720	34,149
Contingent consideration liability	8,019	17,125
Long-term accrued income taxes	68	68
Deferred income taxes	81	—

Total liabilities	62,975	71,451
Shareholders’ equity:
Common stock, par value $0.01 per share	126	126
Additional paid-in capital	20,692	20,241
Retained earnings	16,740	10,923
Accumulated other comprehensive income (loss)	(213)	17
Treasury stock, at cost	(4,174)	(4,154)

Total shareholders’ equity	33,171	27,153

Total liabilities and shareholders’ equity	$96,146	$98,604

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017
Revenues	$44,292	$39,228	$132,519	$107,414
Cost of revenues	33,582	30,410	100,656	85,310

Gross profit	10,710	8,818	31,863	22,104
Selling, general and administrative expenses	8,204	8,603	22,462	20,504

Income from operations	2,506	215	9,401	1,600
Other income/(expense), net	(427)	(450)	(1,546)	(637)

Income (loss) before income taxes	2,079	(235)	7,855	963
Income tax expense (benefit)	459	(99)	2,038	202

Net income (loss)	$1,620	$(136)	$5,817	$761

Earnings per share:
Basic	$0.15	$(0.01)	$0.53	$0.08
Diluted	$0.14	$(0.01)	$0.52	$0.08

Weighted average common shares outstanding:
Basic	10,966	10,684	10,938	9,590

Diluted	11,217	10,730	11,153	9,670

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017
GAAP Net Income (Loss)	$1,620	$(136)	$5,817	$761

Adjustments:
Amortization of acquired intangible assets	673	611	2,055	1,018
Stock-based compensation	116	70	341	285
Acquisition transaction expenses	—	1,754	(140)	2,019
Goodwill impairment	—	—	7,738	—
Revaluation of contingent consideration liability	—	—	(9,106)	—
Income taxes adjustments	(208)	(874)	(235)	(1,211)

Non-GAAP Net Income	$2,201	$1,425	$6,470	$2,872

GAAP Diluted Earnings Per Share	$0.14	$(0.01)	$0.52	$0.08

Non-GAAP Diluted Earnings Per Share	$0.20	$0.13	$0.58	$0.30

Weighted average common shares outstanding:
GAAP Diluted Shares	11,217	10,730	11,153	9,670

Non-GAAP Diluted Shares	11,217	10,730	11,153	9,670

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017
Revenues:
IT staffing services	$38,505	$35,159	$114,077	$103,345
Data and analytics services	5,787	4,069	18,442	4,069

Total revenues	$44,292	$39,228	$132,519	$107,414

Gross Margin %:
IT staffing services	21.1%	20.0%	20.9%	19.6%
Data and analytics services	44.5%	44.2%	43.7%	44.2%

Total gross margin %	24.2%	22.5%	24.0%	20.6%

Segment Operating Income:
IT staffing services	$1,854	$1,520	$5,437	$3,577
Data and analytics services	1,325	1,060	4,511	1,060

Subtotal	3,179	2,580	9,948	4,637

Acquisition transaction expenses	—	(1,754)	140	(2,019)
Amortization of acquired intangible assets	(673)	(611)	(2,055)	(1,018)
Goodwill impairment	—	—	(7,738)	—
Revaluation of contingent consideration liability	—	—	9,106	—
Interest expense and other, net	(427)	(450)	(1,546)	(637)

Income (loss) before income taxes	$2,079	$(235)	$7,855	$963